Exhibit 99.1

NEWS RELEASE

Cobalt International Energy, Inc. Announces First Quarter 2012 Results

HOUSTON, TX— May 1, 2012 (BUSINESS WIRE) — Cobalt International Energy, Inc. (“Cobalt”) (NYSE:CIE) today announced a net loss of $37 million, or $0.09 per basic and diluted share, for the first quarter of 2012, compared to a net loss of $16 million, or $0.05 per basic and diluted share, for the first quarter of 2011.

Cash expenditures (excluding changes in working capital) for the quarter ending March 31, 2012 were approximately $236 million. These expenditures are consistent with previously announced full year 2012 estimated cash expenditures of between $550 and $650 million.  Cash, cash equivalents, and investments at the end of the first quarter were approximately $1.8 billion. This includes about $550 million designated for future operations held in escrow and collateralizing letters of credit, but excludes approximately $172 million in the TOTAL drilling fund for the U.S. Gulf of Mexico. Cobalt continues to have no outstanding debt.

Operations Update

Cobalt’s existing contract with Z North Sea, Ltd., a subsidiary of Diamond Offshore Company (“Diamond”), for the Ocean Confidence drilling rig allows Cobalt to drill one additional well following the completion of drilling operations on the Cameia #2 appraisal well.  On April 27, 2012, Cobalt executed a letter agreement with Diamond that extends the Ocean Confidence drilling contract by allowing the use of the Ocean Confidence drilling rig for an incremental additional well slot, meaning that Cobalt will be able to use the Ocean Confidence to drill two wells offshore Angola following the Cameia #2 appraisal well.  In return for this additional well slot, Cobalt has agreed to allow another operator to use the Ocean Confidence to drill one well offshore Congo, which will be drilled immediately after the Cameia #2 appraisal well and before Cobalt’s next two  wells.  This offshore Congo well, including mobilization and demobilization, is expected to take approximately 120 days to drill.  Cobalt’s first well following the Cameia #2 appraisal well will be at a rate of $375,000 per day and the second well will be at a rate of $430,000 per day.

On January 1, 2012, Cobalt spud the Ligurian #2 exploratory well on Green Canyon Block 814 in the U.S. Gulf of Mexico. The Ligurian #2 exploratory well was designed to test the northwest flank of the field discovered by the Heidelberg #1 well and to evaluate deeper Miocene formations. As of April 30, 2012, Cobalt had drilled through the interval discovered by the Heidelberg #1 exploratory well and did not encounter commercial hydrocarbons.  Drilling operations continue as the well has yet to reach the deeper Miocene formations.  Cobalt anticipates announcing the results of the deeper Miocene formations in the Ligurian #2 exploratory well in May. After completion of drilling activities on the Ligurian #2 exploratory well, Cobalt will immediately move the Ensco 8503 drilling rig to its North Platte #1 exploratory well location.

Conference Call

A conference call for investors will be held today at 10 a.m. Central Time (11 a.m. Eastern Time) to discuss Cobalt’s first quarter results and operations activity.  Hosting the call will be Joseph H. Bryant, Chairman and Chief Executive Officer and John P. Wilkirson, Chief Financial Officer.

The call can be accessed live over the telephone by dialing (877) 705-6003, or for international callers, (201) 493-6725.  A replay will be available shortly after the call and can be accessed by dialing (877) 870-5176, or for international callers, (858) 384-5517.  The passcode for the replay is 391877.  The replay will be available until May 15, 2012.

Interested parties may also listen to a simultaneous webcast of the conference call by accessing the Investors-Presentations and Publications section of Cobalt’s website at www.cobaltintl.com.  A replay of the webcast will also be available for approximately 30 days following the call.

About Cobalt

Cobalt is an independent oil exploration and production company focusing on the deepwater U.S. Gulf of Mexico and offshore Angola and Gabon. Cobalt was formed in 2005 and is headquartered in Houston, Texas.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 — that is, statements related to future, not past, events. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address Cobalt’s expected future business and financial performance, and often contain words such as “anticipate,” “believe,” “intend,” “expect,” “plan,” “will” or other similar words. These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. For further discussion of risks and uncertainties, individuals should refer to Cobalt’s SEC filings. Cobalt undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release, other than as required by law. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Contacts

Investor Relations:	Media Relations:
Richard A. Smith	Lynne L. Hackedorn
Vice President, Investor Relations and Planning	Vice President, Government and Public Affairs
+1 (713) 452-2322	+1 (713) 579-9115

Consolidated Statement of Operations Information:

	Quarter Ending March 31,
	2012	2011
	($ in thousands)
Oil and gas revenue	$—	$—
Operating costs and expenses
Seismic and exploration	17,350	2,440
Dry hole expense and impairment	5,324	2,514
General and administrative	14,840	11,618
Depreciation and amortization	201	183
Total operating costs and expenses	37,715	16,755
Operating income (loss)	(37,715)	(16,755)
Other income (expense)
Interest income	1,184	697
Total other income (expense)	1,184	697
Net income (loss) before income tax	(36,531)	(16,058)
Income tax expense	—	—
Net income (loss)	$(36,531)	$(16,058)

Basic and diluted income (loss) per share	$(0.09)	$(0.05)
Weighted average common shares outstanding	394,058,437	350,848,559

Consolidated Balance Sheet Information:

	March 31, 2012	December 31, 2011
	($ in thousands)
Cash and cash equivalents	$280,008	$292,546
Short-term restricted funds	150,780	69,009
Short-term investments	795,016	858,293
Total current assets	1,325,725	1,335,094
Total property, plant and equipment	942,559	863,326
Long-term restricted funds	395,034	270,235
Long-term investments	181,003	47,232
Total assets	2,853,089	2,527,944
Total current liabilities	146,515	238,069
Total long-term liabilities	168,238	210,961
Total stockholders’ equity (405,867,734 and 387,531,630 shares issued and outstanding as of March 31, 2012 and December 31, 2011, respectively)	2,538,336	2,078,914
Total liabilities and stockholders’ equity	2,853,089	2,527,944

Consolidated Statement of Cash Flows Information:

	Quarter Ending March 31,
	2012	2011
	($ in thousands)
Net cash provided by (used in):
Operating activities	$(57,444)	$(22,197)
Investing activities	(444,411)	(95,323)
Financing activities	489,317	—